                                                                Exhibit 3.5

                              ARTICLES OF AMENDMENT


         1. The name of the corporation is IT Staffing Ltd.

         2. The name of the corporation is changed to (if applicable)

         3. Date of incorporation: 1994 February 11

         4. The articles of the corporation are amended as follows:

                  A. To change the 1,281,667 issued common shares of the Corporation into 1,677,875.5 issued common shares.

                  B. By removing the restrictions on the transfer of shares of the Corporation as set forth in subparagraph 4(B) of the Certificate of Amendment of Articles issued to the Corporation effective April 15, 1998 and providing that there shall be no restrictions on the transfer of shares of the Corporation.

                  C. By removing subparagraphs 4(C) and 4(C)(b) of the Certificate of Amendment of Articles issued to the Corporation effective April 15, 1998.

         5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act.

         6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on 1998 August 6



                                    IT Staffing Ltd.
                                    ---------------------------------------
                                    (name of corporation)



                                    /s/ Declan French
                                    ---------------------------------------
                                    Declan French, President